Exhibit 3.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WESTERN GAS HOLDINGS, LLC

A Delaware Limited Liability Company

Dated as of

December 12, 2012

Section 13.3 Entire Agreement; Superseding Effect	23
Section 13.4 Effect of Waiver or Consent	23
Section 13.5 Amendment or Restatement	23
Section 13.6 Binding Effect	23
Section 13.7 Governing Law; Severability	24
Section 13.8 Further Assurances	24
Section 13.9 Waiver of Certain Rights	24
Section 13.10 Counterparts	24

Exhibit A	Members
Exhibit B	Directors
Exhibit C	Officers

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WESTERN GAS HOLDINGS, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Western Gas Holdings, LLC (the “Company”), dated as of December 12, 2012, is adopted, executed and agreed to by Western Gas Equity Partners, LP, a Delaware limited partnership (“WGP”), as the sole Member of the Company.

R E C I T A L S:

WHEREAS, the Company was formed as a Delaware limited liability company on August 21, 2007.

WHEREAS, the initial Limited Liability Company Agreement of Western Gas Holdings, LLC (the “Original Limited Liability Company Agreement”) was executed effective August 21, 2007 by WGR Asset Holding Company LLC, a Delaware limited liability company (“Asset HoldCo”).

WHEREAS, Asset HoldCo contributed all of its Membership Interests to WGR Holdings, LLC, a Delaware limited liability company (“Holdings”), on September 11, 2007.

WHEREAS, on September 11, 2007, the First Amendment to the Original Limited Liability Company Agreement was adopted to name Holdings as the sole Member.

WHEREAS, on May 14, 2008, Holdings entered into that certain Amended and Restated Limited Liability Company Agreement of the Company (the “Amended Limited Liability Company Agreement”).

WHEREAS, on September 12, 2012, Holdings converted into a Delaware limited partnership named Western Gas Equity Partners, LP, and Western Gas Equity Partners, LP became the sole member of the Company.

WHEREAS, WGP deems it advisable to amend and restate the Amended Limited Liability Company Agreement in its entirety as set forth herein.

NOW THEREFORE, for and in consideration of the premises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WGP, as the sole Member of the Company, hereby amends and restates the Amended Limited Liability Company Agreement in its entirety as follows:

WESTERN GAS HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Act” means the Delaware Limited Liability Company Act (Delaware General Corporations Code Sections 18-101, et seq.), as it may be amended from time to time, and any corresponding provisions of succeeding law. All references in this Agreement to provisions of the Act shall be deemed to refer, if applicable, to their successor statutory provisions to the extent appropriate in light of the context herein in which such references are used.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as it may be amended, modified, supplemented or restated from time to time.

“Amended Limited Liability Company Agreement” is defined in the Recitals.

“Anadarko Entities” means Anadarko Petroleum Corporation, a Delaware corporation, its Subsidiaries, including WGP, and its Affiliates (other than the Company and the Partnership Group).

“Applicable Law” means (a) any United States federal, state or local law, statute or ordinance or any rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable National Securities Exchange or Commission recognized trading market on which securities issued by the Partnership are listed or quoted.

“Asset HoldCo” is defined in the Recitals.

“Assignee” means any Person that acquires a Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company or any portion thereof through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article IV. The Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member.

“Audit Committee” is defined in Section 7.10(b).

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supercede and replace the definition of “Bankruptcy” set forth in the Act.

“Board” is defined in Section 7.1(c).

“Business Day” means (i) any day on which the National Securities Exchange upon which securities of the Partnership are listed is open for trading, or (ii) in the event that no Partnership securities are so listed, any day on which the New York Stock Exchange is open for trading.

“Capital Contribution” means, with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include any Capital Contribution of its predecessors in interest.

“Certified Public Accountants” means a firm of independent public accountants selected from time to time by the Board.

“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” is defined in the Partnership Agreement.

“Company” is defined in the introductory paragraph.

“Compensation Committee” is defined in Section 7.10(d).

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

“Day” means a calendar day; provided, however, that if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

“Delaware Certificate” is defined in Section 2.1.

“Director” or “Directors” means a member or members of the Board.

“Dispose,” “Disposing” or “Disposition” means with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law.

“Disposing Member” is defined in Section 4.1.

“Dissolution Event” is defined in Section 12.1(a).

“Encumber,” “Encumbering,” or “Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Applicable Law.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” or “Governmental” means any federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

“Holdings” is defined in the Recitals.

“Incentive Plan” means any plan or arrangement pursuant to which the Company may compensate its employees, consultants, directors and/or service providers.

“Independent Director” is defined in Section 7.10(b).

“Limited Partner” and “Limited Partners” are defined in the Partnership Agreement.

“Majority Interest” means Membership Interests in the Company entitled to more than 50% of the Sharing Ratios.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Membership Interest” means, with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

“National Securities Exchange” is defined in the Partnership Agreement

“Notices” is defined in Section 13.2.

“Omnibus Agreement” is defined in the Partnership Agreement.

“Original Limited Liability Company Agreement” is defined in the Recitals.

“Partnership” means Western Gas Partners, LP, a Delaware limited partnership.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 14, 2008, as it may be further amended and restated, or any successor agreement.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interests issued pursuant to Section 3.1, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

“Special Approval” means approval by a majority of the members of the Special Committee.

“Special Committee” is defined in Section 7.10(c).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or indirectly through one or more Subsidiaries of such Person or a combination thereof, controls such partnership on the date of determination, or

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

(c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“WGP” is defined in the introductory paragraph.

“Withdraw,” “Withdrawing” or “Withdrawal” means the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interest (which are governed by Article IV), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

(b) Other terms defined herein have the meanings so given them.

Section 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.

The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Delaware Certificate”) on August 21, 2007 with the Secretary of State of the State of Delaware under and pursuant to the Act.

Section 2.2 Name.

The name of the Company is “Western Gas Holdings, LLC” and all Company business must be conducted in that name and such other names that comply with Applicable Law as the Board or the Member may select.

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Section 2.3 Registered Office; Registered Agent; Principal Office.

The name of the Company’s registered agent for service of process is The Corporation Trust Company, and the address of the Company’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of the Company shall be located at 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046. The Members may change the Company’s registered agent or the location of the Company’s registered office or principal place of business as the Members may from time to time determine.

Section 2.4 Purposes.

The purpose of the Company is to act as the general partner of the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.

Section 2.5 Term.

The period of existence of the Company commenced on August 21, 2007 and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 12.4.

Section 2.6 No State Law Partnership.

The Members intend that the Company shall not be a partnership (whether general, limited or other) or joint venture, and that no Member shall be a partner or joint venturer with any other Member, for any purposes other than (if the Company has more than one Member) federal and state income tax purposes, and this Agreement may not be construed or interpreted to the contrary.

Section 2.7 Certain Undertakings Relating to the Separateness.

(a) Separateness Generally. The Company shall, and shall cause the members of the Partnership Group to, conduct their respective businesses and operations separate and apart from those of any other Person (including the Anadarko Entities), except the Company and/or one or more members of the Partnership Group, in accordance with this Section 2.7.

(b) Separate Records. The Company shall, and shall cause the Partnership to, (i) maintain their respective books and records and their respective accounts separate from those of any other Person, (ii) maintain their respective financial records, which will be used by them in their ordinary course of business, showing their respective assets and liabilities separate and apart from those of any other Person, except their consolidated Subsidiaries, and (iii) file their respective own tax returns separate from those of any other Person, except (A) to the extent that the Partnership or the Company (x) is treated as a “disregarded entity” for tax purposes or (y) is not otherwise required to file tax returns under applicable law or (B) as may otherwise be required by applicable law.

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

(c) Separate Assets. The Company shall not, and shall cause the Partnership not to, commingle or pool its funds or other assets with those of any other Person, except its consolidated Subsidiaries, and the Company shall, and shall cause the Partnership to, maintain its assets in a manner in which it is not costly or difficult to segregate, ascertain or otherwise identify its assets as separate from those of any other Person.

(d) Separate Name. The Company shall, and shall cause the members of the Partnership Group to, (i) conduct their respective businesses in their respective own names or in the names of their respective Subsidiaries or the Partnership, (ii) use their or the Partnership’s separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding their respective separate identities as members of the Partnership Group from that of any other Person (including the Anadarko Entities), and (iv) generally hold themselves and the Partnership Group out as entities separate from any other Person (including the Anadarko Entities).

(e) Separate Credit. The Company shall not (i) pay its own liabilities from a source other than its own funds, (ii) guarantee or become obligated for the debts of any other Person, except its Subsidiaries, (iii) hold out its credit as being available to satisfy the obligations of any other Person, except its Subsidiaries, (iv) acquire obligations or debt securities of its Affiliates (other than the Company or its Subsidiaries), or (v) pledge its assets for the benefit of any Person or make loans or advances to any Person, except its Subsidiaries; provided that the Company may engage in any transaction described in clauses (ii)–(v) of this Section 2.7(e) if prior Special Approval has been obtained for such transaction and either (A) the Special Committee has determined, or has obtained reasonable written assurance from a nationally recognized firm of independent public accountants or a nationally recognized investment banking or valuation firm, that the borrower or recipient of the credit extension or support is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (iv), such transaction is completed through a public auction or a National Securities Exchange.

(f) Separate Formalities. The Company shall, and shall cause the Partnership to, (i) observe all limited liability company or limited partnership formalities, as the case may be, and other formalities required by its organizational documents, the laws of the jurisdiction of its formation and other Applicable Laws, (ii) engage in transactions with any Anadarko Entity in conformity with the requirements of Section 7.9(c) of the Partnership Agreement and (iii) subject to the terms of the Omnibus Agreement, promptly pay, from its own funds, and on a current basis, its allocable share of general and administrative expenses, capital expenditures, and costs for shared services paid or performed by any Anadarko Entity. Each material contract between the Company or the Partnership, on the one hand, and any Anadarko Entity, on the other hand, shall be in writing.

(g) No Effect. Failure by the company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities, or restrict or limit the Company from engaging or contracting with the Anadarko Entities for the provision of services or the purchase or sale of products, whether under the Omnibus Agreement or otherwise.

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

ARTICLE III

MEMBERSHIP

Section 3.1 Membership Interests; Additional Members.

WGP is the sole Member of the Company as reflected in Exhibit A attached hereto. Persons may be admitted to the Company as Members, on such terms and conditions as the Members determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties. The Members may reflect the creation of any new class or group in an amendment to this Agreement, indicating the different rights, powers and duties, and such an amendment shall be approved and executed by the Members. Any such admission shall be effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member and the new Member’s ratification of this Agreement and agreement to be bound by it.

Section 3.2 Access to Information.

Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.2 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours, to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.

Section 3.3 Liability.

(a) No Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company.

(b) The Company and the Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members agree that the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise to alter in any manner the duties and obligations of such Member.

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Section 3.4 Withdrawal.

A Member does not have the right or power to Withdraw.

Section 3.5 Meetings.

A meeting of the Members may be called at any time at the request of any Member.

Section 3.6 Action by Consent of Members.

Except as otherwise required by Applicable Law, all decisions of the Members shall require the affirmative vote of the Members holding a Majority Interest present at a meeting at which a quorum is present in accordance with Section 3.8. To the extent permitted by Applicable Law, the Members may act without a meeting and without notice so long as the number of Members who would be required to take such action at a duly held meeting shall have executed a written consent with respect to any such action taken in lieu of a meeting.

Section 3.7 Conference Telephone Meetings.

Any Member may participate in a meeting of the Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.8 Quorum.

The Members holding a Majority Interest, present in person or participating in accordance with Section 3.7, shall constitute a quorum for the transaction of business, but, if at any meeting of the Members there shall be less than a quorum present, a majority of the Members present may adjourn the meeting from time to time without further notice. Any act of the Members holding a Majority Interest present at a meeting at which a quorum is present shall be the act of the Members. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.

ARTICLE IV

ADMISSION OF MEMBERS; DISPOSITION OF MEMBERSHIP INTERESTS

Section 4.1 Admission of Assignee as a Member.

An Assignee has the right to be admitted to the Company as a Member, with the Membership Interests (and attendant Sharing Ratio) so transferred to such Assignee, only if (a) the Member making the Disposition (a “Disposing Member”) has granted the Assignee either (i) all, but not less than all, of such Disposing Member’s Membership Interests or (ii) the express right to be so admitted and (b) such Disposition is effected in strict compliance with this Article IV.

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Section 4.2 Requirements Applicable to All Dispositions and Admissions.

Any Disposition of Membership Interests and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with:

(a) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission of the Assignee as a Member.

(b) No Release. No Disposition of Membership Interests shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition, except as otherwise may be provided in any instrument or agreement pursuant to which a Disposition of Membership Interests is effected.

ARTICLE V

CAPITAL CONTRIBUTIONS

Section 5.1 Initial Capital Contributions.

At the time of the formation of the Company and prior to its contribution of all of its Membership Interests to Holdings, Asset HoldCo, as the initial or organizational Member of the Company, made the Capital Contribution as set forth next to its name on Exhibit A.

Section 5.2 Loans.

If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 5.2 will constitute a loan from the Member to the Company, which will bear interest at a rate determined by the Members from the date of the advance until the date of payment, and will not be a Capital Contribution.

Section 5.3 Return of Contributions.

Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. A Capital Contribution remaining unpaid by the Company is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

ARTICLE VI

DISTRIBUTIONS AND ALLOCATIONS

Section 6.1 Distributions.

Distributions to the Members shall be made only to all Members simultaneously in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are determined) and in such aggregate amounts and at such times as shall be determined by the Members holding a Majority Interest (at the time the amounts of such distributions are determined); provided, however, that any loans from Members pursuant to Section 5.2 shall be repaid prior to any distributions to Members pursuant to this Section 6.1.

Section 6.2 Allocations of Profits and Losses.

The Company’s profits and losses shall be allocated to the Members in proportion to their respective Sharing Ratios.

Section 6.3 Limitations on Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other Applicable Law.

ARTICLE VII

MANAGEMENT

Section 7.1 Management by Board of Directors.

(a) Except as otherwise set forth herein, the management of the Company is fully reserved to the Members, and the Company shall not have “managers” as that term is used in the Act. Except as otherwise set forth herein, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members, who shall make all decisions and take all actions for the Company.

(b) The Members shall have the power and authority to delegate to one or more other persons the Members’ rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of a Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.

(c) The Members have heretofore delegated to and hereby expressly continue to delegate to the Board of Directors of the Company (the “Board”), to the fullest extent permitted under this Agreement and Delaware law, all of the Company’s power and authority to manage and control the business and affairs of the Partnership. The initial Directors of the

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Company in office at the date of approval of this Agreement are set forth on Exhibit B hereto. The Board may designate one or more other persons to be officers of the Company to assist in carrying out the Board’s decisions and the day-to-day activities of the Company in its role as the general partner of the Partnership. Officers are not “managers” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Board may delegate to them. Any officer may be removed as such, either with or without cause, by the Board and any vacancy occurring in any office of the Company may be filled by the Board. Designation of an officer shall not of itself create contract rights.

(d) Notwithstanding anything herein to the contrary, without obtaining approval of WGP as the sole Member, the Company shall not, and shall not take any action to cause the Partnership to, (i) sell all or substantially all of the assets of the Company or the Partnership, (ii) merge or consolidate, (iii) dissolve or liquidate, (iv) make or consent to a general assignment for the benefit of its creditors, (v) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or the Partnership, as applicable, or otherwise seek, with respect to the Company or the Partnership, such relief from debtors or protection from creditors generally, or (vi) take various actions similar to those described in any of clauses (i)—(v) of this Section 7.1(d).

Section 7.2 Number; Qualification; Tenure.

(a) The number of Directors constituting the Board shall be at least two and no more than nine, and shall be fixed from time to time pursuant to a resolution adopted by Members holding a Majority Interest or by a majority of the Directors. A Director need not be a Member. Each Director shall be elected or approved by the Members and shall serve as a Director of the Company until his or her death, resignation or removal.

(b) The initial Directors of the Company in office at the date of approval of this Agreement are set forth on Exhibit B hereto.

Section 7.3 Regular Meetings.

Regular quarterly and annual meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular quarterly and annual meetings shall not be required.

Section 7.4 Special Meetings.

A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) a majority of the Directors then in office.

Section 7.5 Notice.

Written notice of all special meetings of the Board must be given to all Directors at least two Business Days prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three Days after being

WESTERN GAS HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail, telegram or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 7.6 Action by Consent of Board.

To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as all members of the Board or such committee shall have executed a written consent with respect to any action taken in lieu of a meeting.

Section 7.7 Conference Telephone Meetings.

Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 7.8 Quorum.

A majority of all Directors, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by Applicable Law or this Agreement, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of the members of the Board, or such committee of the Board, respectively. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

Section 7.9 Vacancies; Increases in the Number of Directors.

Vacancies resulting from the death, resignation or removal of any Director, and newly created directorships resulting from any increase in the number of Directors, shall be filled by the Members in their sole discretion. Any Director so chosen shall hold office until his or her death, resignation or removal.

Section 7.10 Committees.

(a) The Board may establish committees of the Board and may delegate any of its responsibilities, except as otherwise prohibited by Applicable Law, to such committees.

WESTERN GAS HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

(b) The Board shall have an audit committee (the “Audit Committee”) comprised of directors who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any other National Securities Exchange on which the securities of the Partnership are listed. The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the New York Stock Exchange or other such National Securities Exchange and the Commission, as amended from time to time. Each member of the Audit Committee shall satisfy the rules and regulations of the New York Stock Exchange or other such National Securities Exchange and the Commission, as amended from time to time, pertaining to qualification for service on an audit committee. An “Independent Director” shall mean a Director so satisfying such rules and regulations.

(c) The Board shall have a special committee comprised of no fewer than two Directors (the “Special Committee”), each of which shall meet the requirements for a Special Committee member set forth in the Partnership Agreement. The Special Committee may review, and approve or disapprove, transactions in which a potential conflict of interest exists or arises between the Company or any of its Affiliates (other than a member of the Partnership Group), on the one hand, and any member of the Partnership Group or any Partner (as defined in the Partnership Agreement), on the other hand, all in accordance with the applicable provisions of the Partnership Agreement. Any matter approved by the Special Committee in good faith in accordance with the provisions, and subject to the limitations, of the Partnership Agreement shall not be deemed to be a breach of any fiduciary or other duties owed by the Board or any Director to the Company or the Members.

(d) The Board may have a compensation committee (the “Compensation Committee”). The Compensation Committee shall be charged with such matters pertaining to the compensation of Directors, officers and other personnel of the Company, the review, approval and administration of any Incentive Plans put in place by the Company or the Partnership and such other related matters as may be directed by the Board from time to time.

(e) A majority of any committee, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business of such committee.

(f) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.5. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 7.11 Removal.

Any Director or the entire Board may be removed at any time, with or without cause, by the Members.

WESTERN GAS HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Section 7.12 Compensation of Directors.

Except as expressly provided in any written agreement between the Company and a Director or by resolution of the Board, no Director shall receive any compensation from the Company for services provided to the Company in his or her capacity as a Director, except that each Director shall be compensated for attendance at Board meetings at rates of compensation as from time to time established by the Board or a committee thereof; provided, however, that Directors who are also employees of the Company or any Affiliate thereof shall receive no compensation for their services as Directors or committee members. In addition, the Directors who are not employees of the Company or any Affiliate thereof shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in connection with attending meetings of the Board or committees thereof.

Section 7.13 Chairman of the Board.

The Board may elect a Director to serve as the Chairman of the Board. The Chairman of the Board, if any, shall preside, if present, at all meetings of the Board and of the unitholders of the Partnership and shall perform such additional functions and duties as the Board may prescribe from time to time. The Board may also elect a Director to serve as Vice Chairman of the Board and act in the place of the Chairman of the Board upon his or her absence or inability to act.

ARTICLE VIII

OFFICERS

Section 8.1 Officers.

The officers of the Company shall serve at the pleasure of the Board. Subject to Section 2.7, such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The officers of the Company shall be a Chief Executive Officer, a Chief Financial Officer, a President, a Secretary, a Treasurer, a General Counsel, a Controller and such other officers as the Board from time to time may deem proper. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VIII. The Board or any committee thereof may from time to time elect such other officers (including one or more Vice Presidents, Assistant Controllers, Assistant Secretaries and Assistant Treasurers) as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be from time to time.

Section 8.2 Election and Term of Office.

The names and titles of the officers of the Company in office as of the date of approval of this Agreement are set forth on Exhibit C hereto. Thereafter, the officers of the Company shall be elected from time to time by the Board. Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he or she shall resign or be removed pursuant to Section 8.11.

WESTERN GAS HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Section 8.3 Chief Executive Officer.

The Chief Executive Officer, who may be the Chairman or Vice Chairman of the Board and/or the President, shall have general and active management authority over the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. Subject to Section 2.7, the Chief Executive Officer may sign deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed and executed. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.

Section 8.4 Chief Financial Officer.

The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Company. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Company and shall perform such other duties as such officer may agree with the Chief Executive Officer or as the Board of Directors may from time to time determine.

Section 8.5 President.

The President shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company. The President shall preside at all meetings of the Members. Subject to Section 2.7, the President may sign any deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed and executed. The President shall also perform all duties and have all powers incident to the office of President and perform such other duties as may be prescribed by the Board from time to time.

Section 8.6 Vice Presidents.

Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the President and as the Board may further prescribe.

WESTERN GAS HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Section 8.7 Treasurer.

(a) The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Treasurer shall, in general, perform all duties incident to the office of the Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.

(b) Assistant Treasurers shall have such authority and perform such duties of the Treasurer as may be provided in this Agreement or assigned to them by the Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer, and in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer. During the Treasurer’s absence or inability, the Treasurer’s authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board may designate.

Section 8.8 Secretary.

(a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Members pursuant to Article VII. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; shall be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

(b) Assistant Secretaries shall have such authority and perform such duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

Section 8.9 General Counsel

The General Counsel shall be the principal legal officer of the Company. The General Counsel shall have general direction of and supervision over the legal affairs of the Company and shall advise the Board of Directors and officers of the Company on all legal matters. The General Counsel shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors or the Chief Executive Officer.

Section 8.10 Controller

If so determined by the Board of Directors, the Controller shall be the principal accounting officer of the Company. The Controller shall maintain adequate records of all assets, liabilities and transactions of the Company and shall be responsible for the design, installation and maintenance of accounting and cost systems and procedures throughout the Company. He shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors or the Chief Executive Officer.

WESTERN GAS HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Section 8.11 Removal.

Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby. No officer shall have any contractual rights against the Company for compensation beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 8.12 Vacancies.

A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board.

ARTICLE IX

INDEMNITY AND LIMITATION OF LIABILITY

Section 9.1 Indemnification of Directors and Officers.

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (hereinafter an “indemnitee”), against expenses (including reasonable attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any indemnitee in connection with such action, suit or proceeding to the fullest extent permitted by the Act, upon such determination having been made as to such indemnitee’s good faith and conduct as may be required by the Act. Expenses incurred by an indemnitee in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding to the extent, if any, authorized by the Members in accordance with the provisions of the Act, upon receipt of an undertaking by or on behalf of such indemnitee to repay such amount unless it shall ultimately be determined that such indemnitee is entitled to be indemnified by the Company.

WESTERN GAS HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

ARTICLE X

TAXES

Section 10.1 Taxes.

The Member shall prepare and timely file (on behalf of the Company) all state and local tax returns, if any, required to be filed by the Company. The Company and the Member acknowledge that for federal income tax purposes, the Company will be disregarded as an entity separate from the Member pursuant to Treasury Regulation § 301.7701-3 as long as all of the member interests in the Company are owned by the Member.

ARTICLE XI

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 11.1 Maintenance of Books.

(a) The Board shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and any other books and records that are required to be maintained by Applicable Law.

(b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with GAAP, consistently applied.

Section 11.2 Reports.

The Board shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

Section 11.3 Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XII

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 12.1 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i) the unanimous consent of the Members; or

WESTERN GAS HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

(ii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

Section 12.2 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Members shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last Day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in the winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Company shall be distributed to the Members in accordance with Section 6.1.

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 12.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

WESTERN GAS HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Section 12.3 Deficit Capital Accounts.

No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account.

Section 12.4 Certificate of Cancellation.

On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or by Applicable Law.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Offset.

Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

Section 13.2 Notices.

All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice.

To the Company:

Western Gas Holdings, LLC

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

Attn: President

Telephone: (832) 636-6000

Fax: (832) 636-6001

WESTERN GAS HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

To WGP:

Western Gas Equity Partners, LP

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

Attn: President

Telephone: (832) 636-6000

Fax: (832) 636-6001

Section 13.3 Entire Agreement; Superseding Effect.

This Agreement constitutes the entire agreement of the Members relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members with respect to the Company, whether oral or written.

Section 13.4 Effect of Waiver or Consent.

Except as otherwise provided in this Agreement, a consent or waiver, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 13.5 Amendment or Restatement.

This Agreement may be amended or restated only by a written instrument executed by all Members; provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Board, without the approval of any Member, may amend any provision of the Delaware Certificate and this Agreement, and may authorize any officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not materially adversely affect the rights of the Members.

Section 13.6 Binding Effect.

Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

WESTERN GAS HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Section 13.7 Governing Law; Severability.

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

Section 13.8 Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 13.9 Waiver of Certain Rights.

Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

Section 13.10 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[Signature Page to Follow]

WESTERN GAS HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

MEMBER: WESTERN GAS EQUITY PARTNERS, LP By: Western Gas Equity Holdings, LLC, its general partner

By:	/s/ Donald R. Sinclair
Donald R. Sinclair
President and Chief Executive Officer

SIGNATURE PAGE TO

WESTERN GAS HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT A

MEMBERS

Member	Sharing Ratio	Effective Capital Contribution
Western Gas Equity Partners, LP	100%	$1,000.00

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

A-1

EXHIBIT B

DIRECTORS

Robert G. Gwin	Chairman of the Board

Milton Carroll	Director

Anthony R. Chase	Director

James R. Crane	Director

Charles A. Meloy	Director

Robert K. Reeves	Director

Donald R. Sinclair	Director

David J. Tudor	Director

R.A. Walker	Director

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

B-1

EXHIBIT C

OFFICERS

Donald R. Sinclair	President and Chief Executive Officer

Benjamin M. Fink	Senior Vice President, Chief Financial Officer and Treasurer

Danny J. Rea	Senior Vice President and Chief Operating Officer

Philip H. Peacock	Vice President, General Counsel and Corporate Secretary

Elizabeth C. Stumm	Controller

Amanda M. McMillian	Assistant Secretary

Philip C. Neisel	Assistant Secretary

Margaret E. Roark	Assistant Secretary

Michelle G. Ferguson	Assistant Controller

Aric Mann	Assistant Controller

Michael C. Pearl	Assistant Controller

Stephen J. Foster	Assistant Treasurer

Bruce W. Busmire	Assistant Treasurer

R. W. Tonnesen	Assistant Treasurer and Assistant Secretary

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

C-1